Exhibit 21

TITAN INTERNATIONAL, INC.
SUBSIDIARIES

Jurisdiction of
Name	Incorporation

Automotive Wheels, Inc.	California

Dico, Inc.	Delaware

Dyneer Corporation	Delaware

Titan Tire Corporation	Illinois

Titan Tire Corporation of Bryan	Ohio

Titan Tire Corporation of Freeport	Illinois

Titan Tire Corporation of Natchez	Mississippi

Titan Tire Corporation of Texas	Texas

Titan Wheel Corporation of Illinois	Illinois

Titan Wheel Corporation of Iowa	Iowa

Titan Wheel Corporation of South Carolina	South Carolina

Titan Wheel Corporation of Virginia	Virginia